PROPERTY MANAGEMENT AGREEMENT



     THIS AGREEMENT, dated ______________ is by and between DECADE COMPANIES INCOME PROPERTIES, A LIMITED PARTNERSHIP, a
Wisconsin limited partnership ("Owner") and DECADE PROPERTIES
INC., a Wisconsin corporation ("Manager").

     BACKGROUND:

     Owner proposes to acquire a _____-unit apartment complex located in ________________, known as _______________________
(the "Apartments"). In connection with such acquisition, Owner desires to retain Manager to manage the Apartments on behalf of Owner on the terms and for the compensation set forth below.

     THE PARTIES, THEREFORE, AGREE AS FOLLOWS:

     1. Appointment and Acceptance. Owner hereby appoints and retains Manager to perform the services set forth herein, and Manager hereby accepts such appointment and employment, subject to the conditions of this Agreement.

     2. Efforts and Conflicts. Manager agrees to use commercially reasonable and continual efforts to fulfill its obligations hereunder. Owner acknowledges that Manager has been, is and will be engaged to perform duties for other entities, including Affiliates of Owner and of Manager, that are similar to those duties to be performed under this Agreement. Owner further acknowledges that it has no exclusive right to Manager's services.

     3. Term of Agreement. This Agreement shall remain in full force and effect until terminated as provided below.

     4. Compensation. For services rendered hereunder, Owner shall pay to Manager: (a) an amount equal to five percent (5%) of rental income received from the Apartments (excluding security deposits), plus any miscellaneous income received from the operation of the Apartments (including rental of parking spaces, coin-operated laundry facilities, and security deposits retained for breach of leases and resident damage), and an amount equal to one-half of the first month's rent on any newly-leased apartment unit payable monthly. The parties acknowledge that this compensation is competitive with that charged in the area for comparably sized projects and for comparable quality and quantity of services.

     5. Manager's Authority, Duties and Obligations. During the term of this Agreement, Manager shall provide the following services and, in the performance of such services, shall have the authority indicated to act as agent on behalf of Owner:

          (a) To advertise the availability for rental of the Apartments or any part thereof, and to display "For Rent" signs thereon; to sign, renew and/or cancel leases for the Apartments or any part thereof in Manager's own name without prior approval of Owner; to collect rents due or to become due and give receipts therefor; to terminate tenancies and to sign and serve in its own name or in the name of Owner such notices as are appropriate; to institute and prosecute legal actions; to evict tenants and to recover possession of the Apartments; to sue for, in its own name or in the name of Owner, and recover rents and other sums due; and when expedient, to settle, compromise and release such actions or suits or reinstate such tenancies. Any residential lease executed for Owner by Manager shall not exceed a period of one (1) year.

          (b) To keep the Apartments in good condition and repair under the supervision of Owner; to make or cause to be made and to supervise repairs and alterations on Owner's behalf; to purchase supplies and pay all bills therefor. Manager agrees to secure the prior approval of Owner on all expenditures in excess of $1,000 for any one item, except monthly or recurring operating charges and/or emergency repairs in excess of such maximum, if, in the opinion of Manager, such repairs are necessary to protect the Apartments from damage, or to maintain services to the tenants as called for in their leases.

          (c) To hire, discharge and supervise all independent contractors retained in connection with the operation and maintenance of the Apartments.

          (d) To borrow money in the name of Owner provided such funds are used exclusively for payment of expenses related to the Apartments.

          (e) To make contracts for electricity, gas, fuel, water, telephone, window cleaning, ash or rubbish hauling and other services or such of them as Manager shall deem advisable.

          (f) To carry at Owner's expense, necessary public liability insurance with a minimum limit of $1,000,000 in coverage and workmen's compensation insurance adequate to protect the interests of the parties hereto, which policies shall, if possible, be so written as to protect Manager in the same manner and to the same extent they protect Owner, and will name Manager as an additional insured under the policy;a nd acquire fire, liability, steam boiler, pressure vessel, or any other insurance required.

          (g) To pay on behalf and at the direction of Owner, mortgage and other indebtedness relating to the Apartments.

          (h) To follow the directions of any consultants retained by Owner for the establishment of the Apartments' procedures and controls.

          (i) To bond by a fidelity bond all of Manager's employees who are responsible for the handling of money.

          (j) To pay all taxes and special assessments for public improvements now or hereafter assessed or levied against and on the Apartments as they become due and to deliver to Owner and to Owner's mortgagee, copies of receipts evidencing payment thereof. Payments may be made in installments as permitted by the municipality.

          (k) To pay all costs of data processing and/or computer processing charges in connection with the accounting and controls established by Owner for the Apartments.

          (l) To perform such other services as may be reasonably directed by Owner in the diligent management of the Apartments.

     6. Records and Reports. Manager will have the following responsibilities with respect to records and reports:

          (a) Manager, at the direction and expense of Owner, will maintain a comprehensive system of records, books and accounts relative to the operation of the Apartments (as opposed to the Partnership records and accounts of Owner) in a manner satisfactory to Owner and according to systems and procedures established for Owner by Manager under separate agreement. All records, books and accounts shall be subject to examination at reasonable hours by any authorized representative of Owner.

          (b) Manager shall render monthly statements of receipts and disbursements and remit the balance due Owner after deduction of the amounts payable to Manager pursuant to Paragraphs 4 and 7 hereof.

          (c) Manager will furnish such information (including occupancy reports) as may be requested by Owner from time to time with respect to the financial, physical or operational condition of the Apartments.

     7. Reimbursement of Expenses. In addition to the compensation payable under Paragraph 4, above, Owner shall reimburse Manager for the cost of all goods, materials, and services used for or by Owner, including without limitation, telephone, computer and equipment costs, and for all expenses on an accountable basis incurred in connection with services performed by employees of Manager including without limitation, services relating to the collection of rents, services relating to the maintenance of the Apartments, accounting services, legal services and secretarial services. In the case of services performed by employees of Manager, the reimbursable costs shall be based upon the time actually spent by such employees in performing such services as supported by time records multiplied by a rate established by Manager to cover overhead and expenses incurred to discharge Manager's duties hereunder; however, such amounts charged to the Partnership will not exceed those which Owner generally would be required to pay to independent parties for comparable services in the area in which the Apartments are located.

     8. Termination of Agreement. Either party hereto may terminate this Agreement upon one hundred twenty days (120) prior written notice without penalty. Owner shall pay over to Manager upon the termination by either party, all accrued but unpaid property management fees plus any amounts payable pursuant to Paragraph 7.

     9. Pending Leases. Upon and after the termination of the Agreement pursuant to Paragraph 8, above, Owner shall pay to Manager, in one lump sum, an amount equal to five percent (5%) of the rental to be paid after the date of termination under leases for apartment units in force as of such date for the balance of the terms of such leases. In addition, Owner shall recognize Manager as the broker in any pending negotiations for the rental of any apartment units, and in the event of the consummation of such lease, Owner shall pay to Manager, in one lump sum on the date of said consummation, a commission at the rate of five percent (5%) of the total rental to be paid under such new leases.

     10. Entire Agreement, Amendments. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. The rights and obligations specified herein are intended to be construed as separate and independent from any other prior, contemporaneous or subsequent agreements among the parties hereto. No amendment or modification of the Agreement will be valid unless made by supplemental agreement in writing.

     11. Assignability. The rights under this Agreement may be assigned and the duties hereunder may be delegated by Manager without the consent of Owner provided that such delegation shall not relieve Manager of its obligations to Owner hereunder.

     12. Severability. If any of the provisions of this Agreement are judicially held to be invalid, the remainder of this Agreement shall not be affected thereby.

     13. Choice of Law. This Agreement shall, in all respects, be governed by, and construed in accordance with, the laws of the State of Wisconsin.

DECADE PROPERTIES INC.             DECADE COMPANIES INCOME
                                     PROPERTIES, A LIMITED
                                     PARTNERSHIP

                                   BY:  DECADE COMPANIES


By:  ________________________      By:___________________________


By:  ________________________      By:  _________________________